TIDAL ETF TRUST II 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of the Senior Secured Credit Opportunities ETF, a series of shares of beneficial interest in Tidal ETF Trust II, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
October 13, 2022